Exhibit 10.19

AMENDMENT NO. 1 TO
SYNOVUS FINANCIAL CORP. 2013 OMNIBUS PLAN

THIS AMENDMENT NO. 1 TO SYNOVUS FINANCIAL CORP. 2013 OMNIBUS PLAN (this “Amendment”) is entered into as of February 9, 2017. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to such terms in the Synovus Financial Corp. 2013 Omnibus Plan, effective as of April 25, 2013 (the “Plan”).

WHEREAS, Synovus Financial Corp. (“Synovus”) maintains the Plan;

WHEREAS, Synovus desires to amend the Plan to revise certain provisions related to share withholding under the Plan, with the Amendment to be effective on and after February 9, 2017;

NOW, THEREFORE, Synovus hereby amends the Plan as follows:

1.Amendment To Plan.
1.1 Section 18.2 of the Plan is amended and restated in its entirety to read as follows:
“18.2      Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, the withholding requirement may be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification). All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
2.Benefits of this Amendment. Nothing in this Amendment shall affect or diminish any Participant’s rights under the Plan or adversely affect any Award previously granted under the Plan.
3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Georgia.
4.Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.
5.Effect of Amendment. Except as expressly modified by the Amendment, the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, Synovus has caused this Amendment No. 1 to be duly executed by its authorized officer as of the day and year first above written.

SYNOVUS FINANCIAL CORP.
By:	/s/ Kevin S. Blair
Name: Kevin S. Blair
Title: Executive Vice President and Chief Financial Officer